Exhibit (p)(30)

Alta Capital Management

Code of Ethics

Amended August 2017

INTRODUCTION

Alta Capital Management, LLC (“ALTA” or the “Firm”) has adopted this Code of Ethics (“Code”) in accordance with rule 204A-1 of the Investment Advisers Act of 1940. ALTA has developed this Code to promote the highest levels of ethical conduct among our officers, directors, and employees (“employees” or “you”). Among the purposes of the Code are to: (1) educate employees regarding ALTA’s expectations and the laws governing their conduct; (2) remind employees that they are in a position of trust and must act with complete propriety at all times; (3) protect the reputation of ALTA; (4) guard against violation of the securities laws; (5) protect ALTA’s clients by deterring misconduct; and (6) establish procedures for employees to follow so that ALTA can assess whether our employees are complying with the Firm’s ethical principles.

This Code of Ethics makes reference to the ELF system. Effective Q2 2015, the adviser has commenced the migration from a paper-based to electronic system for reporting and approval of various items and other certification reporting by employees. The ELF system is contained online via a portal provided by Cordium.

PART 1. GENERAL PRINCIPLES

ALTA has a fiduciary relationship with our clients. Accordingly, ALTA owes our clients the utmost duty of loyalty, good faith, and fair dealing. As employees, officers, and directors of ALTA, you are obligated to uphold these important duties. ALTA embraces the following general principles with respect to the conduct of each of its employees when acting on behalf of ALTA or in any capacity that affects the interests of ALTA advisory clients:

1. The duty at all times to place the interests of our clients first;

2. The requirement that all personal securities transactions be conducted consistent with the code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3. The fundamental standard that ALTA personnel should not take inappropriate advantage of their holdings in covered securities positions;

4. The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential;

5. The principle that ALTA and its personnel will exercise independent, unbiased judgment in the investment decision-making process; and

6. The importance of acting with honesty, integrity and professionalism in all aspects of our business. These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below. We expect all of our employees, officers, and directors to abide by this Code both in word and in spirit. Failure to comply with this Code is a serious matter that may result in disciplinary action, up to and including termination of employment. If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact Haley Hammond.

PART 2. SCOPE OF THE CODE

The Code addresses the personal trading and other securities-related conduct of ALTA’s employees and is an integral aspect of ALTA’s compliance program. ALTA has developed other compliance policies and procedures, some of which may be applicable to you. ALTA’s chief compliance officer (CCO) or other personnel will notify you regarding the other compliance policies and procedures to which you must adhere.

A. Persons Covered by the Code

This Code applies to each of ALTA’s directors, officers, and employees, all of whom ALTA deems to be “access persons” for purposes of the Code. ALTA’s CCO may designate additional persons as access persons subject to the Code from time to time as appropriate, such as independent contractors or consultants. A few provisions of this Code apply only to a subset of access persons designated as “Investment Personnel.” Investment personnel make investment decisions for clients, provide information or advice to portfolio managers, or help execute and/or implement a portfolio manager’s decision.

B. Securities Covered by the Code

The term “covered security” as used in this Code means “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. For avoidance of doubt, exchange traded funds (“ETFs”) are covered securities, as are private placements, limited offerings (such as a hedge fund interest), and REITs.”

The term “covered security” does NOT include: (1) direct obligations of the U.S. government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of open-end mutual funds other than reportable funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Reportable fund means: (i) Any fund for which ALTA serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases ALTA must be approved by the fund’s board of directors before serving); or (ii) Any fund whose investment adviser or principal underwriter controls ALTA, is controlled by ALTA, or is under common control with ALTA.

The Code governs any “covered security” in which you, as an access person or a member of your family, has any direct or indirect beneficial interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust, or estate. An access person’s family members include the access person’s spouse, minor children, any related person living in the home of the access person and any relative of the access person (including in-laws) to whose support the access person directly or indirectly contributes.

Beneficial interest is defined as ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if, by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate.

If there is any question as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

PART 3. SUBADVISORY ARRANGEMENTS

As sub-adviser to one or more registered funds (hereafter referred to as “Funds”), ALTA and its employees are required to comply with certain provisions of the Investment Company Act of 1940. These provisions are outlined herein and in the Compliance Manual.

A. General Prohibitions under Rule 17j-1. Under Rule 17j-1 it is unlawful for ALTA or its employees with regard to a sub-advised Fund to:

1. Employ any device, scheme or artifice to defraud the Fund or its affiliated persons (i.e., the Fund’s primary adviser or Board of Directors);

2. Make any untrue statement of a material fact to the Fund or its affiliated persons or omit to state a material fact necessary in order to make the statements made to the

Fund or its affiliated persons, in light of the circumstances under which they are made, not misleading;

3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or its affiliated persons; or

4. Engage in any manipulative practice with respect to the Fund or its affiliated persons.

PART 4. STANDARDS OF BUSINESS CONDUCT

You are required to comply with certain standards of business conduct in accordance with ALTA’s fiduciary obligations to our clients.

A. Compliance with Laws and Regulations. You must comply with all applicable federal securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a ALTA client:

1. To defraud the client in any manner;

2. To mislead the client, including by making a statement that omits material facts;

3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4. To engage in any manipulative practice with respect to the client; or

5. To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest. As a fiduciary, ALTA has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. There are many types of potential conflicts of interest. For example, a conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee’s responsibilities to ALTA and our clients. ALTA strives to identify and avoid conflicts of interest with clients and to fully disclose all materials facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

6. Conflicts among Client Interests. You are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

7. Competing with Client Trades. You are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

8. Disclosure of Personal Interest. Investment Personnel are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, she will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies in addition to ALTA’s quarterly and annual personal securities reporting requirements.

9. Referrals/Brokerage. You are required to act in the best interests of ALTA’s clients regarding execution and other costs paid by clients for brokerage services. You must strictly adhere to ALTA’s policies and procedures regarding brokerage (including trade allocation, best execution, soft dollars, and directed brokerage).

10. Vendors and Suppliers. You must disclose to the CCO any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. If you have such an interest, the CCO in [his/her] sole discretion may prohibit you from negotiating or making decisions regarding ALTA’s business with those companies.

11. No Transactions with Clients. You are not permitted to knowingly sell to, or purchase from, a client any security or other property, except that you may purchase securities issued by a publicly-traded client, subject to the personal trading procedures described below in section D.

B. Insider Trading. You are prohibited from any trading, either personally or on behalf of others, while in possession of material, nonpublic information. You are prohibited from communicating material nonpublic information to others in violation of the law. Additionally, all employees who come into contact with material nonpublic information are subject to ALTA’s prohibitions on insider trading and any potential sanctions. Penalties for violating ALTA’s insider trading policies and procedures may include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. Please reference ALTA Capital’s Policies and Procedures Manual for the full policy.

Rumor Mongering. ALTA prohibits employees from intentionally or maliciously creating, passing or using false rumors in the marketplace. Information that is baseless or suspected to be untrue (false rumors) should not be passed on to clients or other industry participants and may not be used for the manipulation of markets or other personal gain. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs, chat rooms, or social media websites.

Personal Investments. You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of the Firm. You must also avoid imprudent, speculative or questionable activity. It is not possible to enumerate all the circumstances where these restrictions apply; however, for example, it would be improper:

•	To make or maintain an investment in the securities of a corporation that you know is being financed by the Firm, unless the securities of the company have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets;

•	To permit a client to arrange an investment for your account or to participate in investments arranged, sponsored, or participated in by a client under circumstances that might create, or give the appearance of creating a conflict of interest;

•	To make or maintain an investment in any company or business with which the Firm has business relationships, if the investment is of such a character (whether because of the size or value of the investment or for any other reason) which might create or give the appearance of creating a conflict of interest;

•	To purchase any new securities of any client of the Firm or to purchase any new securities of any company through an investment banking or securities firm having a business relationship with the Firm unless the demand for such new securities is such that purchases are not restricted or allocated among prospective purchasers; or

•	To enter into a security transaction when you are aware that such action will anticipate or parallel any investment action of the Firm, whether the Firm is acting for itself or in a fiduciary capacity.

Generally, investments in securities that have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets would not ordinarily create a conflict of interest and therefore are not prohibited, but do require that the guidelines be followed that are addressed in the Personal Securities Transactions section of this Code of Ethics.

Borrowing money to finance speculative investments such as trading in securities or commodities may expose you to additional financial risk, and it is, therefore, strongly recommended that you exercise caution when engaging in this practice.

C. Personal Securities Transactions. You are required to strictly adhere to ALTA’s policies and procedures regarding personal securities transactions.

1. Pre-Clearance Requirement. You must obtain approval from the CCO via the ELF system before executing the following securities transactions:

•	Before buying or selling an individual equity security (common or preferred) or option investment contract on an individual equity security

•	Before buying or selling any private placement (which includes private equity funds, real estate limited partnerships, and private REITs)

•	Before buying or selling any limited offering, such as a hedge fund

As discussed in Part 5.A.1 below, certain personal securities transactions are exempt from these preclearance requirements.

2. Initial Public Offerings - Prohibition. Investment Personnel are generally prohibited from acquiring any securities in an initial public offering. Any exceptions to this general prohibition are subject to pre-clearance and appropriate documentation by the CCO.

3. Blackout Periods. You are prohibited from executing a securities transaction on a day during which there is a Firm-wide “buy” or “sell” order in the same (or a related) security until the business day after that order is executed or withdrawn, unless employee is participating in a Firm-wide block trade where the employee does not initiate the trade.

4. Short-Term Trading. You are restricted from short-term trading any security that is held in an ALTA model portfolio. These model portfolio lists are distributed Firm-wide on a weekly basis and listed on the relative performance reports. For purposes of this Code, short-term trading is defined as selling a security within 30 days of purchase or purchasing a security within 30 days of sale. The CCO will provide you an updated list of these securities upon request. Any profits realized on prohibited short-term trades must be disgorged.

5. Watch Lists. You are restricted from trading any security on ALTA’s watch lists. These include securities listed on the watch list and “shade of shame” sections of weekly relative performance report. You are prohibited from buying any security (or option of any security) listed on the watch list. You are prohibited from selling any security (or option of any security) listed with the “shade of shame” designation. These lists are distributed on a weekly basis and will be provided to you by the CCO upon request.

D. Gifts and Entertainment. To reduce the possibility of an actual or apparent conflict of interest, you should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence your decision-making or suggest that you are beholden to any particular person or firm. Similarly, you should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to you or ALTA.

It is ALTA policy that Access Persons are permitted to give, directly or indirectly, anything of service or value, including gratuities, in amounts up to $150 per event or occurrence without reporting said gift. Further, Access Persons are permitted to give up to of $500 annually (per calendar year/ person or entity) to any person, principal, proprietor, employee, agent, or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity without having to report such activity.

In addition, ALTA Access Persons must report any gift received in excess of $150 per person per event or $500 annually (calendar year basis) per giver (either person or entity). Where a gift is given to/received by a group and shared, the estimated amount of the gift can be prorated among the recipients. Examples of gifts include, but are not limited to: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc.

The giving/receipt of all gifts & entertainment above the dollar thresholds outlined above must be reported to the CCO at the time of giving or receiving such gift or entertainment, or as soon as practical. This is to be done via the ELF system.

If an Access Person attends an event or dinner with any person, client, principal, proprietor, employee or agent or representative of another entity with which ALTA has a business relationship or may have a business relationship in the future, that is considered entertainment. Entertainment is permissible only on an occasional basis to an individual and cannot be lavish, frequent, or so extensive as to raise any question of propriety and cannot be preconditioned on specific performance or business targets. In addition, entertainment provided by or given to an Access Person per person per event which is valued above $150 or $500 annually (calendar year basis) per giver (either person or entity) must be reported to the CCO at the time of giving or receiving such entertainment via the ELF system.

You should seek the CCO’s prior approval under circumstances where you are unsure about the value of proposed entertainment. You may not give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of ALTA.

You must pre-clear all gifts and any entertainment or other expenses involving any government, municipal or similar authority with the CCO. You are prohibited from making referrals to clients (e.g., of accountants, attorneys, or the like) if you expect to benefit in any way.

A carve-out has been granted for two regularly used entertainment sources at Alta Capital: Utah Jazz tickets and the Berkshire Hathaway meeting. These two items are given to selected clients and advisors. Only Alta Capital principals are authorized to distribute these items.

E. Political and Charitable Contributions. You are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. You are also prohibited from considering any of ALTA’s current or anticipated business relationships as a factor in soliciting political or charitable donations. For more information, see ALTA’s Pay-to-Play policy outlined in the Compliance Manual.

F. Confidentiality. Information concerning the identity of security holdings and financial circumstances of clients is confidential.

1. Firm Duties. ALTA must keep all information about clients (including former clients) in strict confidence, including the clients’ identity, the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm.

2. Employees Duties. You are prohibited from disclosing to persons outside ALTA any material non-public information about any client, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client.

G. Service on a Board of Directors. Given the high potential for conflicts of interest and insider trading issues, you are generally prohibited from serving on the board of directors of a publicly traded company. This policy may be waived in writing by the CCO and shall be granted only based on the best interests of ALTA and its clients.

H. Other Outside Activities. You must disclose to the CCO any personal interests that may present a conflict of interest or harm the reputation of ALTA. Additionally, you must obtain prior written approval by the CCO for other outside activities that may create a conflict of interest for you or the Firm, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public/charitable positions) and acting as an executor or trustee or accepting a power of attorney. The CCO will distribute an outside activity certification statement via the ELF system on a periodic basis, generally annually, to all employees to ensure that all material activities are known to the Firm, and that any conflicts of interest are managed and disclosed in congruence with the Firm’s fiduciary duty.

As a general rule, the Firm does not allow access persons to engage in an outside activity that:

•	Detracts from your ability to discharge your responsibilities to the Firm;

•	Adversely affects the quality of your work for the Firm;

•	Competes with the Firm;

•	Requires the use of the Firm’s resources or facilities;

•	Affirms / implies that the Firm endorses or sponsors your outside interest;

•	Damages the Firm’s reputation; and/or

•	Creates a material conflict of interest.

I. Marketing and Promotional Activities. Any oral or written statement you make, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

J. Prohibition on the Use of Information from Your Previous Employer. You should not bring any documents, software or other items to the Firm that may contain your previous employer’s confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.

PART 5. COMPLIANCE PROCEDURES

A. Personal Securities Transaction Procedures and Reporting.

1. Reportable Accounts

“Reportable Accounts” are accounts in which an Access Person has the ability to trade Reportable Securities as defined below. Reportable Accounts may include, but are not limited to, the following types of accounts:

•	Brokerage accounts

•	401(k) plans

•	Individual Retirement Accounts (IRAs)

•	Any account for which the Access Person serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or control over the account

•	Other similar types of accounts

The following types of accounts would not be considered to be Reportable Accounts:

•	529 plans

•	“Managed accounts” or “discretionary accounts”

A “managed account” or “discretionary account” is an investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. The Firm recognizes that account owners may have the ability to exert influence over the securities selection in these accounts. If an Access Person directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

2. Reportable Securities

ALTA’s policy treats all securities (as defined in Part 2 above) as “Reportable Securities,” with the following exceptions:

1) Direct obligations of the United States government

2) Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

3) Money market funds

4) Shares of open-end mutual funds other than reportable funds

5) A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds

6) Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan

3. Pre-clearance Procedures.

You are prohibited from engaging in any transaction in certain covered securities in which you have any beneficial ownership unless you obtain, in advance of the transaction, via the ELF system. Pre-clearance is valid only on the day it is granted.

Pre-clearance is required:

•	Before buying or selling an individual equity security (common or preferred) or option investment contract on an individual equity security

•	Before buying or selling any private placement (which includes private equity funds, real estate limited partnerships, and private REITs)

•	Before buying or selling any limited offering, such as a hedge fund

Pre-clearance is not required for the following types of transactions:

•	Exchange traded funds;

•	Futures and options on currencies or a broad-based securities index; and

•	Assignment of options or exercise of an option at expiration.

4. Reporting Requirements

1. Holdings Reports. You are required to submit to the CCO a holdings report that includes: (1) information regarding all holdings in securities in which you have a beneficial interest; and (2) the name of any broker or bank with which you an account containing any securities (not just covered securities) in which you have a beneficial interest. New employees should submit these reports within 10 days of employment with ALTA, and thereafter on an annual basis. Reports should be current as of a date not more than 45 days before the report is due. This will be done via the ELF system. Subsequent holdings reports can be submitted to ALTA in the form of a custodial brokerage statement.

2. Quarterly Transaction Reports. You are required to submit via the ELF system to the CCO quarterly transaction reports that cover all transactions in covered securities in which you have a beneficial interest no later than 30 days after the end of each calendar quarter.

Certain types of transactions, listed in subsection 2 above, are not required to be included in these reports. Account statements may be used in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in the confirmations and statements.

Although Rule 204-2(a)(12) does not require negative reports, it is the policy of the Firm that Personal Securities Trading Reports be submitted quarterly by all access persons whether or not securities transactions have occurred in their accounts during the period. Access persons having no securities transactions to report must indicate this fact in his/her quarterly report via the ELF system.

3. Quarterly Account Establishment Reports. Via the ELF system, you must disclose to the CCO any account opened during the quarter containing securities held for your direct or indirect benefit.

4. Confidentiality of Reports. ALTA will keep confidential all transactions and holdings reports, except to the extent necessary to implement and enforce the provisions of the Code, to comply with requests for information from government authorities, or as otherwise required under applicable law.

5. Reporting Exemptions. The following reporting exemptions apply:

a.	Any report with respect to securities held in accounts over which you have no direct or indirect influence or control;

b.	Any transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans); and

c.	Any transaction report that would duplicate information contained in broker trade confirmations or account statements that ALTA holds in its records so long as the CCO receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Duplicate Account Activity. You must electronically enroll your accounts in the ELF system, on a timely basis.

6. Account statements not available electronically. Some accounts holding reportable securities may not issue statements available electronically. For example, limited partnerships such as private equity or hedge funds do not generally issue periodic account statements which are available electronically. In these situations, please collaborate with the CCO to determine the most efficient way to report such accounts.

7. ALTA sub-advised mutual funds. ALTA sub-advised mutual funds held in personal investment accounts and any accounts in which the Access Person has a beneficial interest, including any accounts for immediate family and household members, must be reported, but do not need to be pre-cleared. It is prohibited for any Access Person to buy and then sell these mutual funds within a 30-day period.

8. Monitoring of Personal Securities Transactions. The CCO is responsible for periodically reviewing personal securities transactions and holdings reports. The Chief Investment Officer is responsible for reviewing and monitoring the personal securities transactions of the CCO and for taking on the responsibilities of the CCO in the CCO’s absence.

B. Certification of Compliance

1. Initial Certification. You are required to provide certification via the ELF system that you have:

(a)	received a copy of the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2. Acknowledgement of Amendments. ALTA will provide you with any amendments to the Code and you must submit a written acknowledgement, via the ELF system, that you have received, read, and understood the amendments to the Code.

3. Annual Certification. You are required to certify, via the ELF system, on an annual basis that that you have read, understood, and complied with the Code.

PART 6. RECORDKEEPING

ALTA maintains the following records related to the Code in a readily accessible place:

1. A copy of each Code that has been in effect at any time during the past five years;

2. A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3. A record of compliance certifications for each person who is currently, or within the past five years was, an access person;

4. Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5. All pre-clearance forms submitted by employees to receive authorization for personal securities transactions, and the CCO’s subsequent approval or denial of such authorization.

6. A list of the names of persons who are currently, or within the past five years were access persons;

7. A list of persons who are currently, or within the past five years were, investment personnel;

8. A record of any decision and supporting reasons for approving the acquisition of securities by access persons in a private placement or limited offering;

9. A record of any decision and supporting reasons for granting any employee a waiver from or exception to the Code.

PART 7. FORM ADV DISCLOSURE

The CCO shall be responsible for providing an updated copy of the Code to any client or prospective client upon request. The CCO shall also ensure that ALTA’s Form ADV includes an updated description of the Code.

PART 8. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Training and Education. The CCO shall be responsible for training and educating employees regarding the Code.

B. Annual Review. The CCO shall review the adequacy of the Code and the effectiveness of its implementation as the CCO deems appropriate, at least annually.

C. Report to Senior Management. The CCO shall make an annual report to senior management regarding her annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

D. Reporting Violations. You are required to report actual or suspected violations of the Firm’s Code of Ethics promptly to the CCO, or in the case of a violation by the CCO, to senior management.

1. Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

2. Types of Reporting. You are obligated to report any: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the Firm’s business; (c) material misstatements in regulatory filings, internal books and records, clients records or reports; (d) activity that is harmful to clients; and (e) material deviations from required controls and procedures that safeguard clients and the Firm.

3. Guidance. You are encouraged to seek guidance from the CCO or other senior management with respect to any action or transaction that may violate the Code and to refrain from any action or transaction with might lead to the appearance of a violation.

4. No Retaliation. If the person to whom the violation is reported is not the CCO, the party receiving the violation report must notify the CCO immediately.

If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or Firm policies, you are encouraged to make a report to an appropriate individual in the organization. You will not be subjected to any form of retaliation for reporting legitimate suspected abuses. Please refer to the Firm’s Code of Ethics and Whistleblower policies, maintained within the Compliance Manual.

E. Rule 17j-1(c)(2) Compliance. As sub-adviser to one or more registered funds ALTA and its employees are required to comply with certain provisions of the Investment Company Act. In particular, Rule 17j-1(c)(2) requires that ALTA:

1. Prevent violations. ALTA must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.

2. Furnish certain reports. ALTA must furnish to each Fund and/or Board of Directors, no less frequently than annually a written report that describes any issues arising under this Code since the last report to the Fund and/or Board of Directors, including, but not limited to, information about material violations of this Code and sanctions imposed in response to any such material violations. Furthermore, ALTA must certify that it has adopted procedures reasonably necessary to prevent employees from violating this Code of Ethics.

F. Sanctions. A violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to regulatory, civil or criminal authorities where appropriate.

G. Further Information Regarding the Code. You should contact the CCO to obtain any additional information about compliance and ethics issues.